Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6000
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS AND KIEL CENTER PARTNERS, LP AGREE TO

EARLY TERMINATION OF NAMING RIGHTS AGREEMENT

SAVVIS Makes One-time, $5.5 Million Cash Payment;

Redirects Marketing to More Targeted Media

ST. LOUIS, MO. – June 16, 2005 – SAVVIS, Inc. (NASDAQ: SVVS), a leading global IT utility, announced today that it has terminated its “SAVVIS Center” Naming Rights Agreement with Kiel Center Partners, L.P. KCP agreed to an early termination of the agreement, which had been due to expire in 2020, in consideration of a cash payment of $5.5 million by SAVVIS. The SAVVIS name will remain on the St. Louis, Missouri, sports and entertainment arena at KCP’s option.

“SAVVIS is a global company with strong roots in St. Louis,” said Rob McCormick, Chairman and CEO of SAVVIS. “We have almost 600 employees working in our St. Louis headquarters and we’re growing. We are proud to have our name on the SAVVIS Center and appreciate our relationship with Kiel Center Partners. Naming rights programs are great for reaching consumers and other broad markets, but we believe they are not the best use of marketing resources for a highly targeted provider like SAVVIS. Today, with over 5,000 enterprise clients, our focus is on IT decision-makers in the business marketplace. Further, as we continue to strengthen our financial position, we view the early discharge of our naming-rights agreement to be in the best interests of our stockholders.”

“We regret the loss of SAVVIS as a partner, but we also understand the company’s desire to refocus the use of its marketing dollars,” said Kiel Center Partners’ President Mark Sauer. “We do not plan to re-name the facility immediately, but we will begin the search for a new partner that stands to benefit from the association and that will be a good fit with this facility, the community, and the St. Louis Blues organization.”

SAVVIS will make a one-time cash payment of $5.5 million to Kiel Center Partners in the second quarter, thereby discharging its previous obligation to pay $62.1 million, in annual installments, through 2020. The company remains confident in its ability to achieve positive operating cash flow in 2005, in accordance with its previously-disclosed financial outlook. For

SAVVIS and KCP Agree to Early Termination

June 16, 2005

detailed information on the naming rights agreement, please see SAVVIS’ annual report or Form 10-K for 2004.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could affect actual results, including but not limited to risks related to SAVVIS’ growth and expansion, indebtedness and financing, are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings. SAVVIS encourages investors to review those factors carefully before making any investment decision. The forward-looking statements contained in this document speak only as of today’s date, June 16, 2005, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global IT utility services provider that focuses exclusively on IT solutions for businesses. With an IT services platform that extends to 47 countries, SAVVIS has over 5,000 enterprise customers and leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net.